Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135123

Caterpillar Inc.

Common Stock

This is a supplement to the prospectus, dated June 19, 2006, relating to the resale by certain selling stockholders of up to 5,341,876 shares of common stock of Caterpillar Inc. and should be read together with that prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CAT.”  The last reported sale price of our common stock on January 5, 2007 was $60.22 per share.

As used in this prospectus supplement and the prospectus, the terms “we,” “us,” and “our” refer to Caterpillar Inc.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 8, 2007.

SELLING STOCKHOLDERS

The information in the table appearing under the heading “Selling Stockholders” beginning on page 2 of the prospectus is amended by adding the information below with respect to First Baptist Church of Trussville and superceding the information in the prospectus with respect to John Daniel Garrett.  First Baptist Church of Trussville acquired its shares pursuant to a private transaction with John Daniel Garrett.

Name	Number of Shares Owned	Number of Shares Offered Hereby

First Baptist Church of Trussville	500	500
John Daniel Garrett	13,406	13,406